EXHIBIT 10.83
CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into this 1st day of October 2018 (the “Effective Date”), by and between COMMUNITY BANK OF THE CHESAPEAKE, with its principal place of business at 3035 Leonardtown Road, Waldorf, Maryland 20601 (the “Bank”), B. Scot Ebron (the “Executive”), and THE COMMUNITY FINANCIAL CORPORATION (the “Company”), solely as guarantor of the Bank’s obligations hereunder.

WHEREAS, to encourage Executive’s dedication to his assigned duties in the face of potential distractions arising from the prospect of a Change in Control, the Bank wishes to provide certain payments in the event Executive’s employment is terminated involuntarily without Cause or voluntarily for Good Reason within twelve (12) months of a Change in Control.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.    Term of Agreement. The term of the Agreement shall begin on the Effective Date and end on the day before the first (1st) anniversary of the Effective Date, unless otherwise extended as described below (the “Term”). On the day after the Effective Date and on each day thereafter, the Term shall extend by one day, so that, on any date, the Term will expire on the day before the first (1st) anniversary of such date. These extensions shall continue unless (a) the Bank notifies the Executive that it has elected to discontinue the extensions; (b) the Executive notifies the Bank of his election to discontinue the extensions; or (c) the Executive’s employment with the Bank is terminated, whether by resignation, discharge or otherwise. On the earlier of (i) the date on which such notice is given; or (ii) the effective date of a termination of employment with the Bank, the Term will convert to a fixed period of one (1) year ending on the day before the first (1st) anniversary of such date.

2.    Change in Control Severance Benefits.

(a)    Notwithstanding any other provisions in this Agreement, if the Executive’s employment terminates involuntarily but without Cause (as defined in paragraph (c) of this Section 2) or voluntarily but with Good Reason (as defined in paragraph (d) of this Section 2), in either case within 12 months after a Change in Control, the Bank shall promptly pay or cause to be paid to the Executive or to his beneficiaries, dependents or estate, a lump-sum cash payment equal to two (2) times the sum of the Executive’s: (i) base salary (at the rate in effect immediately prior to the Change in Control or, if higher, the rate in effect when the Executive terminates employment) and (ii) the most recent cash bonus paid to the Executive by the Company and/or the Bank (the “Severance Payment”). The Severance Payment shall be made within ten (10) business days after the Executive’s termination of employment, unless delayed in accordance with Section 15 of this Agreement.

(b)    Change in Control defined. For purposes of this Agreement, a “Change in Control” means any of the following events:

(i)    individuals who, on the date of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least half of the Board of Directors of the Company, provided that any person becoming a director subsequent to such time, whose election or nomination for election was approved by a vote of at least two‑thirds (2/3) of the Incumbent Directors then on the Board of Directors of the Company (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company shall be deemed to be an Incumbent Director;

(ii)    any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) a transaction (other than one described in (c) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (D) does not constitute a Change in Control under this paragraph (ii);

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(iii)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) at least 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among (and only among) the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Company Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(iv)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(c)    Cause defined. For purposes of this Agreement involuntary termination of the Executive’s employment shall be considered termination with Cause if the Executive shall have been terminated for any of the following reasons:

(i)    Personal dishonesty;

(ii)    Willful misconduct;

(iii)    Incompetence

(iv)    Breach of fiduciary duty involving personal profit;

(v)    Intentional failure to perform stated duties;

(vi)    Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank or the Company, any felony conviction, any violation of law involving moral turpitude or any violation of a final cease‑and‑desist order; or

(vii)    Material breach by Executive of any provision of this Agreement.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause by the Bank or the Company unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of such Board called and held for the purpose of finding that, in the good faith opinion of the Board, Executive was guilty of the conduct described above and specifying the particulars thereof.

(d)    Good Reason defined. For purposes of this Agreement, “Good Reason” shall mean, unless consented in writing thereto, the occurrence of any of the following within 12 months of a Change in Control:

(i)    The assignment to the Executive of duties that constitute a material diminution of his authority, duties, or responsibilities (including reporting requirements)

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(ii)    A material diminution in the Executive’s base compensation; or

(iii)    Relocation of the Executive’s to a location outside a radius of 40 miles of the Company’s corporate headquarters;

provided, however, that within ninety (90) days after the initial existence of such event, the Bank shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by the Executive. The Executive’s resignation hereunder for Good Reason shall not occur later than sixty (60) days following the initial date on which the event the Executive claims constitutes Good Reason occurred.

3.    Termination for Which No Benefits Are Payable. Despite anything in this Agreement to the contrary, the Executive shall be entitled to no benefits under this Agreement if the Executive dies while actively employed by the Bank, the Executive’s employment is terminated prior to a Change in Control or the Executive’s employment is terminated with Cause. The benefits, if any, payable to the Executive’s beneficiary or estate relating to the Executive’s death shall be determined solely by such benefit plans or arrangements as the Bank may have with the Executive relating to death, not by this Agreement.

4.    280G Limitation. Notwithstanding any other provisions of this Agreement, in the event that the aggregate payments or benefits to be made or afforded to the Executive under this Agreement or otherwise, which are deemed to be parachute payments as defined in Section 280G of the Code or any successor thereof (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code, then the Termination Benefits shall be reduced to a value which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to Section 2 hereof or a reduction in the payments and benefits specified, below zero.

5.    This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that: (a) this Agreement is not a management or employment agreement and by) nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by the Bank or any subsidiary or successor of the Bank.

6.    Withholding of Taxes. The Bank may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

7.	Successors and Assigns.

(a)This Agreement shall inure to the benefit of and be binding upon any corporate or other successor to the Company and the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company and the Bank.

(b)    Since the Company and the Bank are contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company and the Bank.

8.    Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Company and/or the Bank at their principal business offices and to Executive at his home address as maintained in the records of the Company and the Bank.

9.    Captions and Counterparts. The headings and subheadings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

10.    Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

11.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.    Applicable Law. Except to the extent preempted by federal law, the laws of the State of Indiana shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

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13.    Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 1 and 2. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

14.    No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

15.    Internal Revenue Code Section 409A.
(a)    This Agreement will be construed and administered to preserve the exemption from Section 409A of the Code of payments that qualify as a short-term deferral or that qualify for the two-times separation pay exception. With respect to any amount that is subject to Section 409A of the Code, it is intended, and this Agreement will be so construed, that any such amount payable under this Agreement and the Company’s, Bank’s or Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Code Section 409A and the treasury regulations relating thereto (“Section 409A”) so as not to subject Executive to the payment of interest and additional tax that may be imposed under Section 409A. Solely as necessary to comply with Section 409A, for purposes of this Agreement, “termination of employment” or “employment termination” or similar terms shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code. If a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs.

(b)    If Executive is a “specified employee” on Executive’s separation from service, any payment that is subject to Section 409A and that is payable to Executive in connection with Executive’s separation from service, shall not be paid earlier than six months after such separation from service, and to the extent any such payment is delayed, will be paid, without interest, on the first payroll date after the expiration of such six-month period (if Executive dies after the date of Executive’s separation from service but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Executive’s estate without regard to such six-month delay).

(c)    References in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

16.    Regulatory Limitations. Any payments made or benefits provided for the Executive pursuant to this Agreement or otherwise, are subject to, and conditioned upon, compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

17.    Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

IN WITNESS WHEREOF, the parties have executed this Change in Control Agreement as of as of __________, 2018

COMMUNITY BANK OF THE CHESAPEAKE

William J. Pasenelli Chief Executive Officer

B. SCOT EBRON

THE COMMUNITY FINANCIAL CORPORATION (as guarantor)

William J. Pasenelli Chief Executive Officer

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